Exhibit 19

Code of Business Conduct and Ethics

INTRODUCTION

Uwharrie Capital Corp (the “Company”) is a public trust that is dependent on customer and investor confidence. Inherent in the trust is the responsibility not only to preserve and safeguard public confidence but also to strengthen and renew such confidence.

A Company's reputation for integrity is its most valuable asset. This reputation is often determined by the conduct of its directors, officers and other associates. Each must manage their personal and business affairs so as to avoid situations that might lead to a conflict, or even a suspected conflict, between their self-interest and their duty to the Company, its customers, and its shareholders.

This Code of Business Conduct and Ethics (the “Code”) reflects the philosophical principles of the Company, and has been adopted by its Board of Directors as a general guide to the standards of conduct and ethics expected of all directors, officers and associates. The Code has been set forth in writing in order to provide guidance for the exercise of personal judgment to avoid conflicts of interest and the appearance of such conflicts. It is the responsibility of the Board of Directors to set the standards of business conduct contained in this Code and to update these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company. While the Company’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure they are operating effectively, it is the responsibility of each director, officer and associate of the Company to comply with this Code.

A statement of policy and ethics can be no better than knowledge and awareness of it by those to whom it is directed. Therefore, a copy of such statement shall be provided to every director and shall be available to every officer and associate of the Company at all times by including this policy in the Compliance Manual. The Code will be included in the orientation and training program for all new associates. Associates are asked to review the Code on an annual basis.

If, in preparing this Code, we have left any area uncovered, it should not be inferred that it is unimportant. Should questions arise about the propriety of specific situations, they should be directed to a superior officer and, if necessary, to the Company's executive management. All references to the “Company” in this document include Uwharrie Capital Corp and its subsidiaries.

INDIVIDUAL RESPONSIBILITY

The conduct of business and private life of each director, officer and associate should reflect favorably on the institution and fellow associates. A reputation for good morals, ethics, and integrity is within the reach of all, and each member of the Company must remain above reproach. Ethical, moral and legal behavior are the responsibility of the individual director, officer and associate. This institution will expect any director, officer or associate to not perform any act contrary to his or her ethical or moral standards, or to any laws or regulations.

Directors, officers and associates are responsible for protecting Company assets, including equipment, facilities and services of its personnel and they should be used for legitimate business purposes only.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company will comply with all laws and governmental regulations that are applicable to the Company’s activities. All directors, officers and associates acting on behalf of the Company are expected to obey the law. Specifically, the Company is committed to:

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maintaining a safe and healthy work environment;
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promoting a workplace that is free from discrimination or harassment based on race, color, religion, national origin, age, sex, gender identity, sexual orientation, disability, veteran status, genetic information, status within any other protected group, or other factors that are unrelated to the Company’s business interests;
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supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;
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conducting its activities in full compliance with all applicable environmental laws;
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keeping the political activities of the Company’s directors, officers and associates separate from the Company’s business;
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prohibiting any illegal payments to any government officials or political party representatives of any country;
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complying with all rules and regulations of the Company’s primary federal and state regulators and other applicable regulatory authorities that govern the Company’s [and its subsidiaries’] business activities; and
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complying with all applicable state and federal securities laws.

CONFLICT OF INTEREST

Directors, officers and associates should not be involved in any activity which creates or reasonably could be expected to give rise to a conflict of interest between their personal interests and the Company's interests. Conflicts of interest are prohibited as a matter of Company policy, except under the conditions approved by the Board of Directors. For example, conflict situations can arise when a director, officer or associate:

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Is involved with (as a consultant, officer or associate) or otherwise operates an outside business that markets products or services in competition with the Company’s current or potential products or services, supplies products or services to the Company, or purchases products or services from the Company;
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Has any financial interest in an outside business that might create or reasonably could be expected to give the appearance of a conflict of interest;
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Seeks or accepts any personal loans or services from an outside business. Exceptions would be loans or services from financial institutions or service providers offering similar services under similar terms in the ordinary course of their respective businesses;

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Is an owner or consultant of an outside business if the demands of the outside business would interfere with the officers’ or associates’ responsibilities with the Company;
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Accepts any personal loan or guarantee of obligations from the Company, except to the extent that such arrangements are legally permissible;
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Conducts business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home; or
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Uses the Company’s property, information or position for personal gain.
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Company policy provides that outside employment for any staff member:
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may not be with a competitor of the Company,
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must not impair performance of duties at the Company, mentally or physically,
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must not conflict with the best interest of the Company,
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must not be in competition with the Company

While all conflicts of interest cannot be avoided, officers and associates should plan business and personal affairs so as to avoid conflicts of interest (or the appearance of a conflict) to the greatest extent possible. In those cases where a conflict cannot be avoided, you should fully disclose the circumstances of the conflict and abstain from participation in any decision-making by the Company in connection with any transaction giving rise to a conflict.

It is expected that as a director, officer or associate of Uwharrie Capital Corp, you will give your time and effort to the job. Uwharrie Capital Corp policy requires that personal involvement in any activity that can be viewed as a conflict of interest be presented to the Human Resources Manager and Chief Executive Officer for approval. Any “Executive Officer” (reporting persons as determined by the Company’s Board of Directors) engaging in such activity should be submitted to the Human Resources Manager for the written approval of the Board of Directors. Conflicts of interest may not always be clear-cut and you should consult with the Human Resources Manager if in doubt.

CONFIDENTIAL INFORMATION

Any and all information with respect to the Company's customers and suppliers acquired by a director or associate through his or her affiliation with the Company is considered to be privileged and must be held in the strictest confidence. It is to be used solely for Company purposes and not as a basis for personal gain by the director or associate. In no case shall such information be transmitted to persons outside the Company, including family or directors or associates of the Company who do not need to know such information in discharging their duties.

Confidential information may include (1) information marked “Confidential” or similar legends, (2) technical or scientific information relating to current or future products, services or research, (3) business or marketing plans or projections, (4) earnings and other financial data, (5) personnel information, (6) vendor and customer lists, (7) other non-public information that, if disclosed, might be of use by the Company’s competitors, harmful to the Company or its vendors, customers or other business partners, or constitute a violation of securities laws.

Financial information regarding the Company and its affiliates is not to be released to any person, other than its authorized accountants and attorneys, unless it has been published in reports to shareholders or otherwise made available to the public in accordance with applicable disclosure regulations currently in effect. Associates are often in possession of confidential credit information regarding a customer which, if published, could have a material effect on the operations or business reputation of the customer or the market place of that customer's securities. Any such disclosure could expose the Company and the associate to liability for damages.

Any questions regarding disclosures of confidential information should be reviewed with the Chief Executive Officer and counsel in accordance with existing procedures of the Company prior to disclosure.

ACCURATE AND TIMELY REPORTING

The Company is responsible for providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports it is required to file and is committed to:

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Complying with generally accepted accounting principles;
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Maintaining a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
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Maintaining books and records that accurately and fairly reflect the Company’s transactions;
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Prohibiting the establishment of any undisclosed or unrecorded funds or assets;
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Maintaining a system of internal controls that will provide reasonable assurances to management that material information about the company is made known to management, particularly during periods in which the Company’s periodic reports are being prepared; and
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Presenting information in a clear and orderly manner in the Company’s periodic reports.

BORROWING FROM CUSTOMERS

Borrowing from an individual or business customer of the Company must be avoided under all circumstances, not only because of the obvious influence of an officer's judgment and decisions, but also because the grant or denial of such a request imposes a wrongful burden on the customer. For the associate's own protection, any exception must always be reviewed with a senior officer of the Company in advance. Borrowing from other organizations and lending to officers of other organizations must be free of any reciprocity regarding terms or interest rates received or given.

Borrowing from the Company must be in accordance with the laws, regulations and the policies established by the Board of Directors.

PERSONAL FINANCES

A member of the Company, like any other businessperson, may discreetly invest in stocks and other holdings, but should be careful not to commit to excessive indebtedness for personal gain. Each director, officer or associate should avoid accumulation of debt beyond his or her ability to service the debt in normal course of events. Should any director, officer or associate find themselves in a position which would result in their being financially embarrassed (late payments or personal bills, etc.), it is their responsibility to report this to an appropriate member of management.

PERSONAL INVESTMENTS WITH UWHARRIE CAPITAL CORP STOCK

Uwharrie Capital Corp supports and encourages stock ownership by its associates. In order to comply with the pertinent laws and avoid appearances of improper acts, there are certain general restrictions to all transactions involving Uwharrie Capital Corp stock. Some Uwharrie Capital Corp associates are subject to additional restrictions and norms concerning personal transactions with the Company’s securities, and are subject to submission of reports, as well as other restrictions of a legal nature concerning their personal transactions with the Company’s securities. It is your responsibility to know and comply with all Uwharrie Capital Corp corporate norms that may apply to you, as it relates to the Company’s securities, and it is a good practice to notify the Investor Relations team of any Company stock transactions which you may facilitate, to ensure required reporting is completed in a timely manner and within the specific reporting laws and guidelines, as applicable.

INSIDER TRADING AND TIPPING

Information provided internally or by customers in the normal course of business that is not available to the general public is confidential and must be held inviolate. Such information must never be used as a basis for personal investment decisions. Directors, officers and associates must comply with all applicable state and federal securities laws and are prohibited from illegally trading in the Company’s securities while having knowledge of or having possession of material, nonpublic (“inside”) information about the Company. Associates will be notified by our Investor Relations team by Email when the Company is in and out of the “Black-Out Period” to indicate when Company stock can be transacted within legal guidelines.

The securities laws that apply to Uwharrie Capital Corp prohibit the purchase, sale or exchange of stock or other securities of any company while in possession of internal information that has not been disclosed to the public, i.e., during the “Black-Out Period.” This implies that you may not trade the Company’s securities using nonpublic information or provide others with such information. In addition, you may not buy or sell securities of another company, be it client, prospect or service provider of Uwharrie Capital Corp, if you possess nonpublic material information about said companies as a result of your relationship with Uwharrie Capital Corp.

Material information is information that an investor considers to be important when deciding whether or not to invest in a company, and includes (but is not limited to) development of new markets or expansion of existing markets, development of new products and services, acquisitions, losses, sales, mergers or joint ventures, labor problems, lawsuits, government investigations, changes in key personnel or any situation or transaction that affects the financial condition of a corporation. Anyone who discloses information as well as the one who receives it are subject to very severe penalties, including disciplinary and/or legal actions.

While directors, officers and associates are encouraged to share in the ownership of the Uwharrie Capital Corp through acquisition of stock, active trading in such stock in order to effect a quick profit should be avoided.

RECEIPT OF GIFTS

Directors, officers and associates of the Company are prohibited from (1) soliciting for themselves or for a third party (other than the Company itself) anything of value from anyone in return for any business, service, or confidential information of the Company, and (2) accepting anything of value (other than normal authorized compensation) from anyone in connection with the business of the Company either before or after a transaction is discussed or consummated.

There are a number of instances where an associate or director, without risk of corruption or breach of trust, may accept something of value from one doing or seeking to do business with the Company. The most common examples are the business luncheon or the special occasion gift from a customer. In general, there is no threat of a violation of the statute if the acceptance is based on a family or personal relationship existing independent of any business of the Company or if the benefit would be paid for by the Company as a reasonable business expense if not paid for by another party.

If an associate is offered, receives, or anticipates receiving something of value from a customer other than under the circumstances stated above, the associate must disclose that fact to the Human Resources Director. The Company will keep written reports of such disclosures.

BRIBERY AND FRAUD

Directors, officers and associates are prohibited from accepting or offering bribes or kickbacks. A number of federal and state laws, including anti-bribery laws and mail and wire fraud statutes, prohibit these types of payments in money or other value made to the Company, its directors, officers or associates.

ADVICE TO CUSTOMERS

Customers and others sometime seek advice from directors or associates, which may relate to the legal effect of a proposed transaction. In dealing with Company customers, directors, officers and associates must refrain from giving advice beyond their level of expertise. This includes, but is not limited to, specific investment advice, tax advice or legal advice. Directors, officers or associates should not recommend attorneys, accountants, insurance brokers or agents unless, in every case, several names are given without indicating favoritism.

POLITICAL ACTIVITIES

The Company believes that it is important for every citizen to take an active interest in political and governmental processes. Directors, officers and associates are encouraged to keep well informed concerning political issues and candidates, and to take an active interest in all such matters. Political activities, in addition to voting in each election and participating in discussion groups at churches, clubs, neighborhood associations and the like, may also involve the following:

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Political party assignment. Examples: Party official, precinct worker, poll worker.
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Working for an individual running for public office. Examples: Campaign chairman,

*campaign treasurer, member of the committee.

*Must be approved in advance by the Board of Directors.

In all cases, directors or personnel participating in political and civic activities, such as those listed above, do so as individuals and not as representatives of the Company. Company time may not be used by Company personnel for political activity to an extent which may be construed as a contribution. To avoid any interpretation of Company sponsorship or endorsement, neither the Company's name nor its address should be used in material mailed or fund collection, nor should the Company be identified in any advertisements, stationary, or literature. Approval of the Chief Executive Officer is required before accepting an appointive office or running for elective office. Any situation involving the Chief Executive Officer will be handled through the Executive Committee of the Board of Directors.

The Company will make no contribution or expenditure, either directly or indirectly, to or for the benefit of, use of, in support of, or in opposition to any political party, candidate, political committee, or for any political purpose. The Company will not reimburse any person for such contribution or expenditure.

The Company's supplies, materials, stationary, postage, telephones, copy machines, offices, premises, office furniture, office equipment, vehicles, and any other Company property will not be made available to or used by any political party, candidate, or political committee.

The Company will charge the usual rate then in effect for any services furnished within the ordinary course of business to any political party, candidate, or political committee.

MEMBERSHIP IN CIVIC, TRADE, AND COMMUNITY ASSOCIATIONS

Active participation by staff members in organizations such as service clubs, the Red Cross, Boy Scouts, and the United Way is encouraged.

Directors, officers and associates are encouraged to accept appointments as trustees, directors, or officers of nonprofit organizations such as education, religious, health and welfare institutions. They are also encouraged to serve their communities on school committees, planning boards and other community offices. While most activities of this type will normally not interfere with their responsibilities at the Company, there may be cases, because of the time involved or the responsibility of the office to be held, when a problem might arise.

Officers and associates of Uwharrie Capital Corp shall not serve on the Board of Directors of private corporations without prior approval of the Company's Board of Directors.

Prior to announcing any candidacy or accepting any appointment involving a significant time commitment during normal business hours, the officer or associate must inform his or her superior of this intention in order to determine whether the office in question would interfere with Company responsibilities or create a conflict of interest.

REPORTING AND EFFECT OF VIOLATIONS

The Audit Committee of Uwharrie Capital Corp has established procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters. You may raise any such concerns to the Chair of the Audit Committee by phone call, in person or in writing. These complaints can be submitted anonymously and in complete confidence.

The name, address and phone number of the Audit Committee Chair will be posted in a conspicuous place on the Company’s internal web site.

The Company will not allow any retaliation against a director, officer or associate who acts in good faith in reporting any violation, as mandated under the “Whistle Blower” provision of the Sarbanes-Oxley Act of 2002.

The Company’s Audit Committee will investigate any reported violation and will oversee an appropriate response, including corrective action and preventive measures. Directors, officers and associates that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

WAIVERS

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors. The provisions of this Code may only be waived in writing for associates who are not directors or executive officers by the Company’s Chief Executive Officer.

REPORTING OBLIGATIONS APPLICABLE TO SENIOR EXECUTIVE AND FINANCIAL OFFICERS

In accordance with applicable securities laws, any changes to, or waivers of, this Code that apply to the Company’s principal executive officer(s) or senior financial officer(s) will be disclosed publicly as required by applicable securities laws and exchange listing standards. For purposes of this disclosure obligation, “senior financial officers” include the Company’s principal financial officer, principal accounting officer or controller or persons performing similar functions.

COMPLIANCE CERTIFICATE

By my electronic acknowledgement, I certify I have read and understand the Company’s Code of Business Conduct and Ethics (the “Code”). I understand the importance of maintaining a high standard of ethical conduct and will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

By my electronic acknowledgement, II certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.